Company Contact:
Amerisa Kornblum
Chief Financial Officer
(954) 835-2233 x1207

Investor Relations:
Allison Malkin
Integrated Corporate Relations
(203) 682-8225

ODIMO ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS AND RECEIPT OF GOING CONCERN
QUALIFICATION IN FISCAL YEAR 2005 AUDIT REPORT

SUNRISE, FL., March 30, 2006 /PRNewswire-FirstCall/ — Odimo Incorporated (Nasdaq: ODMO), an online retailer that offers high quality diamonds, fine jewelry, brand name watches and luxury goods through three websites (diamond.com, ashford.com, and worldofwatches.com), today announced financial results for the fourth quarter and fiscal year ended December 31, 2005.

The Company also announced that its independent registered public accountings firm’s report on its financial statements for the fiscal year ended December 31, 2005 includes an explanatory paragraph regarding the Company’s ability to continue as a going concern. The going concern qualification reflects the uncertainty that the Company will generate sufficient cash flows to meet its cash flow and working capital needs. The Company requires additional financing to continue its operations, meet its operational goals and to pursue its long term strategy. The Company is currently implementing strategies that include: (i) reducing costs, (ii) seeking equity and debt financing, and (iii) exploring the sale of the Company or certain assets. There is no assurance that the Company will be able to successfully implement any of these strategies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As part of its strategy to reduce costs, the Company has converted its diamond sourcing strategy from a mix of an inventory and online model to a completely virtual online model and has entered into an agreement to terminate its Supply Agreement with SDG Marketing, Inc. In connection with this termination, the Company returned to SDG Marketing, approximately $3.7 million of diamond inventory to satisfy a $3.7 million payable and $700,000 of diamond inventory as payment in kind to satisfy a $700,000 payable.

For The Three Months Ended December 31, 2005

•	Net sales were $18.5 million, as compared to $21.5 million in the fourth quarter of fiscal 2004;

•	Loss from operations was $13.9 million, which includes a $9.8 million non-cash charge for goodwill impairment, as compared to a $1.7 million loss from operations in the fourth quarter of fiscal 2004; and

•	Net loss attributable to common stockholders was $13.9 million, or $(1.95) per share on 7,162,000 average shares, as compared to a net loss attributable to common stockholders of $3.4 million, or $(5.44) per share on 629,000 average shares in the fourth quarter of fiscal 2004.

Gross profit for the fourth quarter of fiscal 2005 was $4.4 million, 23.9% of net sales compared to $6.4 million, or 29.6% of net sales for the fourth quarter 2004. The decline in gross margin was primarily due to an increased proportion of sales of diamonds, which carry lower gross margin versus watches and luxury goods, as well as to higher promotional activity associated with the decision to discontinue offering brand name handbags.

Fulfillment expenses for the fourth quarter of fiscal 2005 were $1.3 million, or 7.3% of net sales as compared to $1.5 million, or 7.0% of net sales for the fourth quarter 2004. The increase in fulfillment expenses reflected higher shipping costs associated with diamonds and fine jewelry.

Marketing expenses for the fourth quarter of fiscal 2005 were $3.0 million, or 16.1% of net sales as compared to $2.8 million, or 13.2% of net sales in the fourth quarter of fiscal 2004. The higher marketing expense reflects significantly higher online advertising costs.

General and administrative expenses were $3.3 million, or 18.1% of net sales for the fourth quarter of fiscal 2005, as compared to $3.0 million, or 13.8% of net sales for the fourth quarter of fiscal 2004. This increase was primarily attributable to public company expenses, including legal and professional fees, coinciding with our initial public offering in the first quarter of 2005.

For the Fiscal Year Ended December 31, 2005

Net sales declined slightly to $51.8 million, as compared to $52.2 million in fiscal 2004. The number of orders for the year decreased 2.7% to 151,700, as compared to 155,840 in fiscal 2004. Average order value increased by 3.4% to $387 from $374 in fiscal 2004, which reflected increased sales of diamonds and jewelry in 2005, which have greater average order values than watches and luxury goods.

Gross profit was $12.5 million, or 24.2% of net sales compared to $15.1 million, or 28.9% of net sales in fiscal 2004. The decrease in gross profit as a percentage of net sales for the year was primarily the result of an increased proportion of net sales being derived from diamonds which have a lower gross margin than luxury goods, as well as increased promotions and offers on the Company’s ashford.com website.

Total operating expenses were $36.0 million, or 69.3% of net sales compared to $27.0 million, or 52.3% of net sales in fiscal 2004. Total operating expenses included the following:

•	Fulfillment expenses for fiscal 2005 were $3.6 million, or 7.0% of net sales, as compared to $3.5 million, or 6.7% of net sales in fiscal 2004. The increase in fulfillment expenses was due to the shift in mix toward diamonds and jewelry, which have higher shipping costs per order.

•	Marketing expenses for fiscal 2005 were $7.6 million, or 14.7% of net sales, as compared to $6.6 million, or 12.7% of net sales in fiscal 2004. The increase in marketing expense for the year was driven by a significant rise in online advertising costs.

•	General and administrative expenses were $11.3 million in fiscal 2005, or 21.9% of net sales, as compared to $14.1 million, or 27.1% of net sales in fiscal 2004. General and administrative expenses in fiscal 2004 include $4.7 million in stock-based compensation expense. Excluding this, general and administrative expenses as a percentage of net sales for the fiscal 2004 year would have been 18.1% of net sales. In fiscal 2005, the Company incurred higher levels of public company costs and professional fees, as well as insurance costs.

•	Additionally, in fiscal 2005, the Company recorded a non-cash charge of $9.8 million for the impairment of goodwill.

Loss from operations was $23.4 million, inclusive of a $9.8 million non cash charge to record the impairment of goodwill, as compared to a loss from operations of $11.9 million, inclusive of a $4.7 million expense for stock based compensation.

Net loss attributable to common stockholders decreased to $24.3 million, or $(3.86) per share on 6,302,000 average shares, as compared to a net loss attributable to common stockholders of $27.9 million, or $(44.35) per share on 629,000 average shares in fiscal 2004.

Balance Sheet

At December 31, 2005, cash and cash equivalents were $3.8 million compared to $1.7 million at December 31, 2004. Inventories declined by $4.1 million to $10.2 million compared to $14.3 million at December 31, 2004. Capital expenditures for fiscal 2005 totaled $3.4 million compared to $3.7 million in fiscal 2004.

Other Fiscal 2005 Financial Highlights

•	Diamond sales were 31% of gross sales in fiscal 2005, as compared to 27% of gross sales in fiscal 2004;

•	Jewelry sales were 20% of gross sales, as compared to 17% of gross sales in 2004;

•	Luxury goods sales were 11% of gross sales, as compared to 16% of gross sales in 2004;

•	Watch sales were 38% of gross sales, as compared to 40% of gross sales in 2004

Forward-Looking Statements

All statements made in this release, other than statements of historical fact, are or will be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Odimo and the industries and markets in which Odimo operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect Odimo’s business, financial condition and operating results include the effects of the uncertainty of Odimo continuing as a going concern, changes in the economy, consumer spending, the financial markets, changes affecting the Internet and e-commerce, the ability of Odimo to develop and maintain relationships with suppliers, the ability of Odimo to timely and successfully develop, maintain and protect its technology, confidential information and product offerings and execute operationally and the ability of Odimo to attract and retain qualified personnel. More information about potential factors that could affect Odimo can be found in its reports and statements filed by Odimo with the SEC. Odimo expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Odimo.

About Odimo

Odimo is an online retailer of current season high quality diamonds, fine jewelry, brand name watches and luxury goods. The Company operates three websites, www.diamond.com, www.ashford.com and www.worldofwatches.com and seeks to create long-term relationships with its customers by offering a broad selection of appealing merchandise. The Company’s websites collectively showcase over 2,000 watch styles; a large assortment of luxury goods, such as designer handbags and fashion accessories, fragrances and sunglasses; more than 25,000 independently certified diamonds; and a wide range of precious and semi-precious jewelry. The Company sells brand name goods at discounts to suggested retail prices, and diamonds and fine jewelry at competitive prices. The Company features many of the branded items available in leading department and specialty stores, as well as diamonds certified by the Gemological Institute of America (GIA). Odimo is headquartered in Sunrise, Florida.

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	December 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,831	$1,663
Deposits with credit card processing company	755	813
Accounts receivable	308	476
Inventories	10,244	14,321
Deposits with vendors	—	660
Prepaid expenses and other current assets	657	961

Total current assets	15,795	18,894
PROPERTY AND EQUIPMENT — net	6,927	5,320
GOODWILL	—	9,792
INTANGIBLE AND OTHER ASSETS — net	2,008	6,504

TOTAL	$24,730	$40,510

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$7,883	$10,833
Accounts payable to related parties	3,329	5,691
Accrued liabilities	2,170	3,499
Bank credit facility	—	9,282

Total current liabilities	13,382	29,305
COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Convertible preferred stock, $0.001 par value, 50,000 and 2,370 shares authorized, 0 and 2,370 shares issued and outstanding at December 31, 2005 and 2004, respectively (liquidation value of $0 and $139,271 at December 31, 2005 and 2004, respectively)	—	3
Common stock, $0.001 par value, 300,000 and 4,800 shares authorized at December 31, 2005 and December 31, 2004; 7,162 shares and 629 shares issued and outstanding at December 31, 2005 and 2004	7	1
Additional paid-in capital	103,705	80,074
Accumulated deficit	(92,364)	(68,873)

Total stockholders’ equity	11,348	11,205

TOTAL	$24,730	$40,510

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months	ended	Year Ended
	December	December	December	December
	31,2005	31,2004	31,2005	31,2004
NET SALES	$18,474	$21,504	$51,841	$52,244
COST OF SALES	14,050	15,131	39,310	37,141

Gross profit	4,424	6,373	12,531	15,103

OPERATING EXPENSES:
Fulfillment	1,347	1,512	3,620	3,516
Marketing	2,968	2,845	7,625	6,629
General and administrative	3,337	2,962	11,343	14,140
Depreciation and amortization	910	764	3,576	2,749
Goodwill impairment charge	9.792	—	9,792	—

Total operating expenses	18,354	8,083	35,956	27,034

LOSS FROM OPERATIONS	(13,930)	(1,710)	(23,425)	(11,931)
INTEREST INCOME (EXPENSE), Net	(24)	(162)	(66)	(585)

NET LOSS	(13,954)	(1,872)	(23,491)	(12,516)
DIVIDENDS TO PREFERRED STOCKHOLDERS	—	(1,550)	(832)	(15,378)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(13,954)	$(3,422)	$(24,323)	$(27,894)

Net loss per common share attributable to common stockholders:
Basic and diluted	$(1.95)	$(5.44)	$(3.86)	$(44.35)

Weighted average number of shares:
Basic and diluted	_7,162	629	6,302	629

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year Ended December 31,
	2005	2004

OPERATING ACTIVITIES:
Net loss	$(23,491)	$(12,516)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,576	2,749
Goodwill impairment charge	9,792
(Gain) loss on disposal of property and equipment		(3)
Stock-based compensation	—	4,689
Amortization of supply agreement	144	84
Amortization of discount on stockholder notes		174

Changes in operating assets and liabilities:

(Increase) Decrease in operating assets:
Deposits with credit card processing company	58	(168)
Accounts receivable	169	(104)
Inventories	4,077	(8,315)
Deposits with vendors	660	(434)
Prepaid expenses and other current assets	304	(192)
Other assets	—	(2,625)

Increase (Decrease) in operating liabilities:
Accounts payable	(2,950)	2,909
Accounts payable to related parties	(2,362)	4,636
Accrued liabilities	(1,327)	180

Net cash (used in) provided by operating activities	(11,350)	(8,936)

INVESTING ACTIVITIES —
Purchase of property and equipment	(3,387)	(3,698)

FINANCING ACTIVITIES:
Proceeds from stockholder notes	—	—
Payments on stockholder notes	—	(2,870)
Net borrowings (repayments) under bank credit facility	(9,282)	9,282
Proceeds from issuance of convertible preferred stock and warrants	—	2,750
Proceeds from exercise of warrants	1,349	—
Proceeds from issuance of common stock, net of offering costs	24,838	—

Net cash provided by (used in) financing activities	16,905	9,162

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,168	(3,472)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,663	5,135

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,831	$1,663

SUPPLEMENTAL SCHEDULE OF NON-CASH ACTIVITIES:
Interest paid	$101	$372

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Offering costs recorded as other assets during 2004 reclassed and netted against IPO proceeds during 2005	$2,556	$—

Issuance of warrants to purchase convertible preferred stock	$—	$—

Exchange of stockholder notes (including accrued interest of $211) for convertible preferred stock and warrants	$—	$2,996

Fair value of supply agreement	$—	$433